Exhibit 4.3(iv)

BARNES GROUP INC.

AMENDMENT NO. 3 TO NOTE AGREEMENT

As of January 11, 2006

To each of the Current Noteholders

Named in Annex 1 hereto

Ladies and Gentlemen:

Barnes Group Inc., a Delaware corporation (hereinafter, the “Company”), together with its successors and assigns, agrees with you as follows:

1.	PRELIMINARY STATEMENTS.

1.1	Note Issuance, etc.

3031786 Nova Scotia Company (“3031786”) issued and sold (i) US$24,500,000 aggregate principal amount of its 7.66% Senior Notes due November 12, 2007 (as may be amended, restated or otherwise modified from time to time, the “7.66% Notes”) and (ii) US$45,500,000 aggregate principal amount of its 7.80% Senior Notes due November 12, 2010 (as may be amended, restated or otherwise modified from time to time, the “7.80% Notes” and together with the 7.66% Notes, the “Notes”) pursuant to separate Note Agreements, each dated as of November 12, 1999, entered into by and among 3031786, the Company, as Guarantor and each of the Purchasers listed on Schedule A attached thereto, as amended by Amendment No. 1 to Note Agreement, dated as of February 5, 2003, by and among 3031786, the Company and each of the Purchasers listed on Annex 1 attached thereto, and by the Assumption and Amendment Agreement, dated as of August 26, 2005, by and among 3031786, the Company and each of the Persons identified on Schedule A and Schedule B attached thereto, whereby the Company assumed the obligations of 30301786 under the said Note Agreement and the Notes (the “Existing Note Agreement” and, as amended by this Amendment No. 3 to Note Agreement (this “Amendment Agreement”), the “Note Agreement”). The register for the registration and transfer of the Notes indicates that the Persons named in Annex 1 hereto (collectively, the “Current Noteholders”) are currently the holders of the outstanding principal amount of the Notes as set forth next to such holder’s name on Annex 1.

2.	DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Note Agreement.

3.	AMENDMENT.

Subject to Section 5, the Existing Note Agreement is amended as provided for by this Amendment Agreement in the manner specified in Exhibit A (the “Amendment”).

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce you to enter into this Amendment Agreement and to consent to the Amendment, the Company represents and warrants as follows:

4.1.	Organization, Power and Authority, etc.

The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform its obligations under this Amendment Agreement.

4.2.	Legal Validity.

The execution and delivery of this Amendment Agreement by the Company and compliance by the Company with its obligations hereunder: (a) are within the corporate powers of the Company; and (b) are legal and do not conflict with, result in any breach of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of: (i) any charter instrument or bylaw to which the Company is a party or by which the Company or any of its Properties may be bound; (ii) any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to either the Company or any of its Properties; or (iii) any agreement or instrument to which the Company is a party or by which the Company or any of its Properties may be bound or any statute or other rule or regulation of any governmental authority applicable to the Company or any of its Properties.

This Amendment Agreement has been duly authorized by all necessary action on the part of the Company, has been executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors’ rights generally and subject to the availability of equitable remedies.

4.3.	No Defaults.

No event has occurred and no condition exists that, upon the execution and delivery of this Amendment Agreement, would constitute a Default or an Event of Default.

5.	EFFECTIVENESS OF AMENDMENT.

The Amendment shall become effective as of the first date written above (the “Effective Date”) upon:

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(a) execution and delivery of a counterpart of this Amendment Agreement by the Company and by holders of 66-2/3% of aggregate outstanding principal amount of Notes;

(b) delivery by the Company of a fully executed copy of the Sharing Agreement, dated the date hereof, by and among the banks listed on the signature pages thereto, Bank of America, N.A., as agent, the Current Noteholders and holders of the notes issued under the 2000 Note Agreement; in form and substance satisfactory to the Current Noteholders;

(c) delivery by the Company to the Current Noteholders’ counsel of a fully executed copy of the Second Amended and Restated $175,000,000 Senior Unsecured Revolving Credit Agreement, dated as of January 11, 2006, by and among Bank of America, N.A., as administrative agent, the lenders listed on Schedule 1 attached thereto, the Company, Barnes Switzerland, Banc of America Securities LLC, as arranger, Keybank National Association, as syndication agent and HSBC Bank USA and Webster Bank, National Association, as co-documentation agents, in form and substance satisfactory to the Current Noteholders;

(d) delivery by the Company to the Current Noteholders’ counsel of a fully executed copy of an amendment, dated the date hereof to those separate Note Agreements, each dated as of November 21, 2000, (as amended by Amendment No. 1 to Note Agreement, dated as of February 21, 2002 and Amendment No. 2, dated as of February 5, 2003) and entered into by and among the Company and each of the Purchasers listed on Exhibit A attached thereto (the “2000 Note Agreement”);

(e) delivery by the Company to the Current Noteholders’ counsel of an Officer’s Certificate, dated the Effective Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled;

(f) delivery by the Company to the Current Noteholders’ counsel of a certificate of its Secretary or one of its Assistant Secretaries, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment Agreement;

(g) the Company shall have paid the fees and expenses of the Current Noteholders’ special counsel and the amendment fee as provided in Section 6; and

(h) all proceedings taken in connection with this Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Current Noteholders and their counsel, and the Current Noteholders and their counsel shall have received copies of such other documents and papers as the Current Noteholders or their counsel may reasonably request in connection herewith.

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6.	EXPENSES.

6.1	Payment of Special Counsel Fees.

Whether or not the Amendment becomes effective, the Company will promptly (and in any event within thirty days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Amendment Agreement, including, but not limited to, the reasonable fees of your special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Amendment Agreement and any other documents related thereto. Notwithstanding the foregoing, the Company will on the Effective Date, pay the fees and expense of Bingham McCutchen LLP incurred through the Effective Date. Nothing in this Section shall limit the Company’s obligations pursuant to Section 1.5 of the Existing Note Agreement.

6.2	Amendment Fee.

The Company shall have paid to each of the Current Noteholders an amendment fee in connection with the execution and delivery of this Amendment Agreement, in an amount equal to the product of (i) the aggregate outstanding principal amount of the Existing Notes held by such Current Noteholder on the Effective Date multiplied by (ii) 0.07% (7 basis points) (the “Amendment Fee”). The Amendment Fee shall have been paid in immediately available funds to the account or accounts of such Current Noteholder as specified below such Current Noteholders’ name in Schedule A attached hereto.

7.	MISCELLANEOUS.

7.1.	Part of Existing Note Agreement; Future References, etc.

This Amendment Agreement shall be construed in connection with and as a part of the Existing Note Agreement and, except as expressly amended by this Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment Agreement may refer to the Existing Note Agreement without making specific reference to this Amendment Agreement, but nevertheless all such references shall include this Amendment Agreement unless the context otherwise requires.

7.2.	Counterparts; Effectiveness.

This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile transmission or e-mail transmission of an adobe file format document (also known as a PDF file) shall be effective as delivery of a manually signed counterpart of this Amendment Agreement.

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7.3.	Governing Law.

THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF CONNECTICUT EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN CONNECTICUT.

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If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among each of you and the Company.

BARNES GROUP INC.

By:	/s/ LAWRENCE W. O’BRIEN
Name:	Lawrence W. O’Brien
Title:	Vice President and Treasurer

By:	/s/ WILLIAM C. DENNINGER
Name:	William C. Denninger
Title:	Senior Vice President and Chief Financial Officer

The foregoing Amendment Agreement is hereby accepted as of the date first above written.

ALLSTATE INSURANCE COMPANY

By:	/s/ ROBERT B. BODETT
Name:	Robert B. Bodett

By:	/s/ JERRY D. ZINKULA
Name:	Jerry D. Zinkula

Authorized Signatories

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ ROBERT B. BODETT
Name:	Robert B. Bodett

By:	/s/ JERRY D. ZINKULA
Name:	Jerry D. Zinkula

Authorized Signatories

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ JEFF ATTWOOD
Name:	Jeff Attwood
Title:	Investment Officer

By:	/s/ LARRY ROTTUNDA
Name:	Larry Rottunda
Title:	Assistant Secretary

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC as Investment Adviser

By:	/s/ MICHAEL HERMSEN
Name:	Michael Hermsen
Title:	Managing Director

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as Investment Manager

By:	/s/ PAUL MEIRING
Name:	Paul Meiring
Title:	Vice President

NATIONWIDE LIFE INSURANCE COMPANY

By:	/s/ WAYNE T. FRISBEE
Name:	Wayne T. Frisbee
Title:	Vice President-Portfolio Management

THE CANADA LIFE ASSURANCE COMPANY

By:	/s/ TAD ANDERSON
Name:	Tad Anderson
Title:	Assistant Vice President, Investments, U.S. Operations

By:	/s/ EVE HAMPTON
Name:	Eve Hampton
Title:	Vice President, Investments, U.S. Operations

PAN-AMERICAN LIFE INSURANCE COMPANY

By:	/s/ LISA BAUDOT
Name:	Lisa Baudot
Title:	Vice President, Securities

Annex 1

CURRENT NOTEHOLDERS AND

CURRENT OUTSTANDING PRINCIPAL AMOUNT

Current Noteholders:	Outstanding Principal Amount of Notes
	7.66% Notes	7.80% Notes
Allstate Insurance Company	$5,000,000	n/a
Allstate Life Insurance Company	$12,500,000	n/a
State Farm Life Insurance Company	$7,000,000	$7,000,000
Massachusetts Mutual Life Insurance Company	n/a	$14,000,000
Connecticut General Life Insurance Company	n/a	$10,500,000
Nationwide Life Insurance Company	n/a	$7,000,000
The Canada Life Assurance Company	n/a	$3,500,000
Pan-American Life Insurance Company	n/a	$3,500,000
TOTALS	$24,500,000	$45,500,000

Annex 1

Exhibit A

AMENDMENT

1. Section 7.4 (Sale of Assets or Merger) of the Existing Note Agreement is hereby amended by adding a new subsection (c) at the end of such Section to read as follows:

“(c) Acquisitions — Barnes may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided, that:

(i) Barnes is in current compliance with and, after giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in Section 7 hereof as if the transaction occurred on the first day of the period of measurement; provided, the holders of Notes shall have received a certificate of the Chief Financial Officer or a Vice President and the Treasurer or an Assistant Treasurer certifying compliance with the requirements of Section 7 on a pro forma historical basis as if the transaction occurred on the first day of the period of measurement and the related documentation showing the estimated calculations (subject to any adjustments) made in determination thereof;

(ii) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(iii) the business to be acquired is similar to the business conducted by Barnes or businesses reasonably related or incidental thereto;

(iv) not later than seven (7) days prior to the proposed acquisition date, notice of any proposed acquisition with an aggregate consideration (including assumption of indebtedness) of more than $30,000,000, together with all information reasonably requested by the holders of Notes with respect to such acquisition (including, without limitation, historical financial statements and due diligence summaries) shall have been furnished to the holders.

(v) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(vi) if such acquisition is made by a merger, Barnes (or a wholly-owned Subsidiary of Barnes) shall have complied with the provisions of Section 7.4(b); and

(vii) the total consideration to be paid in connection with any acquisition or series of related acquisitions, in the form of cash and assumption of debt with respect to any such acquisition or series of related acquisitions, shall not exceed $200,000,000 without the consent of the holders of 66-2/3% of the aggregate outstanding principal amount of the Notes.”

Exhibit A-1

2. Section 7.6(a)(viii) (Negative Pledge) of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“(viii) other liens, that in the aggregate, when combined with all Indebtedness of Subsidiaries permitted to exist by Section 7.7(b) would not, at any time, exceed 15% of Consolidated Assets determined as of the end of the then most recently completed fiscal year of Barnes.”

3. Section 7.7 (Indebtedness) of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“7.7 Indebtedness.

(a) Barnes will not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness other than (i) Indebtedness incurred by Barnes and Barnes Switzerland under the Revolving Credit Agreement so long as such Indebtedness of Barnes Switzerland is subject to the Sharing Agreement; (ii) Indebtedness outstanding on the date of Amendment No. 3 under (1) the Notes or (2) Barnes’ $60,000,000, 8.59% Senior Notes due November 21, 2008 and Indebtedness which constitutes extensions, renewals or replacements of such Indebtedness so long as such Indebtedness is on substantially the same terms and conditions and does not increase the amount of outstanding of (1) and (2); total Indebtedness of Barnes’ Domestic Subsidiaries not to exceed at any time $10,000,000; (iii) Indebtedness of Barnes’ Foreign Subsidiaries not to exceed in the aggregate at any time for all such Foreign Subsidiaries, 10% of Consolidated Assets and $50,000,000 in the aggregate for any Foreign Subsidiary, provided, however that the Indebtedness of Foreign Subsidiaries all of whose lenders are party to the Sharing Agreement shall be excluded from this calculation and (iv) additional Indebtedness of Barnes and its Subsidiaries provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed an amount equal to 135% of Consolidated Net Worth at such time; and

(b) (i) Notwithstanding the foregoing, Barnes will not permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any Indebtedness unless (1) all Indebtedness, plus the aggregate liquidation preference or redemption value of all Preferred Stock, of Subsidiaries (other than Indebtedness owing to, or Preferred Stock held by, Barnes or other Subsidiaries) plus (2) all Indebtedness of Barnes secured by Liens permitted to exist by Section 7.6(a)(viii), shall not at any time exceed 15% of Consolidated Assets determined as of the end of the most recently completed fiscal year of Barnes.

4. Section 7.14 (Restricted Payments and Restricted Investments) of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

“7.14 Restricted Investments.

Exhibit A-2

Barnes will not, nor will it permit any Subsidiary to, at any time make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except

(a) investments of its cash by Barnes or any Subsidiary in (i) marketable direct obligations of, or marketable obligations guaranteed by, the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or Canada, (ii) certificates of deposit or other obligations issued by, or bankers’ acceptances of, any bank or trust company organized under the laws of Brazil, Singapore, the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000, (iii) open market commercial paper with a maturity not in excess of 270 days from date of acquisition thereof and having at the time of purchase been rated and the ratings for which are not less than “P 2” if rated by Moody’s Investors Service, Inc. and not less than “A 2” if rated by Standard & Poor’s Corporation, or (iv) in the case of any foreign Subsidiary of Barnes in a country in which a Subsidiary exists as of the date of Amendment No. 3, such investments of a comparable quality and term to the other investments permitted by this clause (a) as are usually made in the jurisdiction or jurisdictions in which the business of such Foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances;

(b) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(c) Investments existing on the date of Amendment No. 3 in Subsidiaries’ and other Investments as set forth on Schedule 7.14 attached hereto;

(d) Investments by Barnes in Subsidiaries, including such Investments existing on the date of Amendment No. 3, not to exceed in the aggregate 15% of Consolidated Assets; provided that the above limitation shall not apply with respect to (x) Investments made in order to effect transactions permitted under Section 7.4 or (y) Investments in Barnes Switzerland so long as the lenders of Barnes Switzerland are party to the Sharing Agreement; and provided further that notwithstanding any provision set forth in this Section 7.14 to the contrary, (I) Investments in the Barnes Group Gibraltar Limited shall be limited to $100,000, and (II) Investments in Barnes Group Luxembourg (No. 1) S.A. and Barnes Group Luxembourg (No. 2) S.A., other than amounts being held for application to the account of Barnes, shall be limited to $100,000;

(e) Investments consisting of permitted acquisitions under Section 7.4(c);

Exhibit A-3

(f) (i) Investments by any Subsidiaries of Barnes in Barnes, provided that any Investment by such Subsidiary must be an equity Investment or expressly subordinated to the prior payment in full in cash of all obligations under the Note Agreement and the Notes on terms disclosed to and reasonably acceptable to the holders of Notes prior to the incurrence thereof; and (ii) Investments by Subsidiaries of Barnes in other Subsidiaries of Barnes;

(g) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed at any time, an aggregate of $2,000,000 and (h) Investments in joint ventures; provided that the operation to be invested in is in a similar or related business and provided further that after giving effect to such joint venture, Barnes shall be in compliance, on a pro forma basis, with all financial covenants.”

5. Section 7 (Barnes’ Business Covenants) of the Existing Note Agreement is hereby amended by adding a new section 7.16 immediately following section 7.15 to read as follows:

“7.16. Consolidated Leverage Ratio.

Barnes will not permit the Consolidated Leverage Ratio to exceed 1.35 to 1 at any time.”

6. The definition of “Kar Guaranty” appearing in Section 10.1 (Terms Defined) of the Existing Note Agreement is hereby deleted in its entirety.

7. The definition of “Revolving Credit Agreement” appearing in Section 10.1 (Terms Defined) of the Existing Note Agreement is hereby amended and restated in its entirety to read as follows:

Revolving Credit Agreement - means the Second Amended and Restated $175,000,000 Senior Unsecured Revolving Credit Agreement, dated as of January 11, 2006, by and among Barnes, Barnes Switzerland, Bank of America, N.A., as administrative agent, the lenders listed on Schedule 1 thereto, Bank of America Securities LLC, as arranger, Keybank National Association, as syndication agent and HSBC Bank USA and Webster Bank, National Association, as co-documentation agents.

8. The following definitions are hereby added to Section 10.1 (Terms Defined) of the Existing Note Agreement in the appropriate alphabetical order thereof to read as follows:

Amendment No. 3 - means that certain Amendment No. 3 to Note Agreement, dated January 11, 2006 by and among Barnes and each of the holders of Notes a party thereto.

Barnes Switzerland - means Barnes Group Switzerland GmbH, a corporation organized under the laws of Switzerland and an indirect, wholly-owned Subsidiary of Barnes.

Exhibit A-4

Consolidated Leverage Ratio - means, at any time, the ratio of (a) the aggregate amount of all Indebtedness of Barnes and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, outstanding at such time to (b) Consolidated Net Worth determined at such time.

Preferred Stock - means capital stock of any class of Person which is preferred as to the payment of dividends, or the payment of distributions upon liquidation of such Person, to any other class of capital stock of such Person.

Sharing Agreement - means that certain Sharing Agreement, dated as of January 11, 2006, by and among the banks listed on the signature pages thereto, Bank of America, N.A., as agent, the Current Noteholders and holders of the notes issued under those separate Note Agreements, each dated as of November 21, 2000, (as amended by Amendment No. 1 to Note Agreement, dated as of February 21, 2002 and Amendment No. 2, dated as of February 5, 2003) and entered into by and among Barnes and each of the Purchasers listed in Exhibit A attached thereto, as it may from time to time, be amended or supplemented.”

9. Schedule 7.14 is hereby added in its entirety to the Existing Note Agreement to read as set forth on Exhibit B attached hereto.

Exhibit A-5

Exhibit B

Schedule 7.14

None.

Exhibit B